   NEWS
   FOR IMMEDIATE RELEASE

                    Frontier Airlines Reports Fiscal Year 2004 Results

DENVER (May 27, 2004) - Frontier Airlines, Inc. (Nasdaq: FRNT) today reported net income of $12.6 million, or $0.36 per diluted common share, for its fiscal year ended March 31, 2004.  This compares to a net loss of $22.8 million, or $0.77 per common share for the previous fiscal year. The Company's fiscal year 2003 net loss included a $2.0 million after-tax credit for the cumulative effect of a change in accounting for major aircraft overhauls from the accrual method to the expense as incurred method.  The loss before the cumulative effect of the change in accounting was $24.9 million or $0.84 per common share.

For the airline's fiscal fourth quarter ended March 31, 2004, the airline reported a net loss of $5.8 million, or $0.16 per common share, compared to a net loss of
$13.0 million, or $0.44 per common share, for the same period last year. The results of the fiscal fourth quarter 2004 include charges of $1.1 million in flight crew training expenses related to the start-up of the Company's new Frontier JetExpress regional jet relationship with Horizon Air, as well as $3.4 million for a write-down of Boeing spare parts.  These items, net of income taxes, totaled approximately $.08 per diluted common share.

Chief Executive Officer's Comments

Frontier President and CEO Jeff Potter said, "We are pleased to be one of a small number of airlines to be profitable during this past fiscal year.  This is as a direct result of the hard work and commitment of Frontier's exceptional employees.
While our fiscal year 2004 marked a period of tremendous growth for Frontier, it was also a year of significant challenges, including surging fuel costs, depressed fares, and fierce industry-wide competition.  While this quarter's loss is frustrating, we are extremely pleased with the quarter's significant year-over-year improvements in both unit costs and unit revenue.  This quarter produced an 8.3 percent improvement in mainline passenger unit revenue, combined with a 4.9 percent decrease in our mainline cost per available seat mile (CASM), excluding fuel. These positive trends, along with the continuing increased load factors, indicate that our customers are responding favorably to our product and new services."

Fourth Quarter Operating Highlights

Mainline passenger revenue increased as mainline revenue passenger miles (RPMs) grew at a rate of 49.4 percent during the fiscal fourth quarter, far out-pacing mainline capacity growth as measured by available seat miles (ASMs), which increased 24.5 percent from the same time last year. As a result, the airline's mainline load factor was 70.1 percent for its fiscal fourth quarter of 2004, 11.7 load factor points greater than the airline's load factor of 58.4 percent during the same quarter last year. The airline's mainline breakeven load factor for the fiscal fourth quarter 2004 increased
3.8 load factor points from 68.9 percent to 72.7 percent.  The write-down of Boeing spare parts and the Horizon start-up costs accounted for 0.8 load factor points of the breakeven load factor increase.

During fiscal fourth quarter 2004, the airline's mainline passenger revenue per available seat mile (RASM) increased 8.3 percent to 8.07 cents from the same quarter last year.  The increase in RASM was due to the significant increase in load factor, which more than offset a decrease in mainline passenger revenue per passenger mile
(yield) of 9.6 percent to 11.53 cents from the same period last year.

The airline's mainline cost per available seat mile (CASM) for the fiscal fourth quarter decreased 3.4 percent to 8.48 cents from 8.78 cents for the same quarter last year. Mainline fuel cost per gallon during the quarter, including taxes and delivery charges, increased 3.5 percent to $1.17, compared to $1.13 for the same period last year. Mainline CASM excluding fuel decreased 4.9 percent to 6.79 cents from the same period last year, when CASM excluding fuel was 7.14 cents.

Senior Vice President and Chief Financial Officer Paul Tate discussed the airline's year-over-year unit cost comparatives stating,  "Our fiscal fourth quarter demonstrated improvement in our mainline CASM, both including and excluding fuel. We expect to see the trend toward lower CASM, excluding fuel, continuing at least through the next quarter as we continue to improve our aircraft utilization with longer haul flying such as our Anchorage to Denver and Los Angeles to Philadelphia routes."

Tate also described the airline's current cash and working capital position stating,
"As of March 31, 2004, and on a year-over-year basis, our unrestricted cash position has increased from $104.9 million to $190.6 million.  In the same period, our working capital has increased from $60.8 million to $87.0 million.  Our cash position remains near its all-time high."

The airline's fleet in service on March 31, 2004 consisted of 13 owned Airbus A319 and A318 aircraft, 15 leased Airbus A319 aircraft and 10 leased Boeing 737 aircraft.

Year End Operating and Financial Highlights

The airline's mainline passenger revenues during its fiscal year 2004 increased 33.7 percent to $615.4 million from $460.2 million for the prior year. The airline's mainline capacity, as measured by ASMs, increased 19.0 percent during fiscal year 2004. During fiscal year 2004, the airline's mainline break-even load factor increased 3.8 points to 68.8 percent. The airline's average fare during its fiscal year 2004 decreased 4.6 percent to
$104 from $109 from the prior year. The airline's passenger RASM for fiscal year 2004 increased 12.2 percent to 8.56 cents from 7.63 cents for fiscal year 2003.

Mainline CASM for the fiscal year 2004 decreased to 8.31 cents from 8.33 cents for fiscal year 2003. Mainline CASM excluding the airline's fuel costs decreased 1.6 percent to 6.79 cents during fiscal year 2004, compared to 6.90 cents during fiscal year 2003. During fiscal year 2004, the average cost per gallon of fuel was $1.04, an 8.3 percent increase from last year. Daily aircraft utilization for fiscal year
2004 averaged 10.4 hours, an increase of 6.1 percent from fiscal year 2003.

Business developments during the quarter included:

o        Began service to our fifth Mexico destination, Ixtapa/Zihuatanejo.
o        Began Frontier JetExpress operation with Horizon Air.
o        Capped all domestic fares to and from Denver (excluding Alaska) at $315
         ($299 plus fuel surcharge where applicable).
o        Announced new Denver service, which began on May 23, 2004, to/from Philadelphia
         (PHL), Spokane (GEG) and Billings (BIL) as well as Frontier's first transcontinental service, which began May 23, 2004 from Los Angeles
         International Airport (LAX) to Philadelphia.
o        Announced new service to Nashville International Airport (BNA) to start June
         20, 2004.
o        Added mainline and regional jet (RJ) frequency to eight cities.
o        Opened a new maintenance base in Kansas City.
o        Earned fifth consecutive FAA Diamond Award for enhanced maintenance training.
o        Became exclusive airline of the Colorado Crush, Colorado's professional
         Arena Football League (AFL) team.

Cash Comparisons

Cash, cash equivalents and short-term investments available for operations and investing activities on March 31, 2004 were $190.6 million compared to $104.9 million available on March 31, 2003.  The increase in our cash and working capital from March
31, 2003 is largely a result of cash provided by our operating activities for the year ended March 31, 2004 adjusted for reconciling items to net cash and cash equivalents; the common stock offering in September 2003, which netted $81.1 million after offering expenses; an income tax refund from the Internal Revenue Service totaling $26.6 million and the net proceeds from a sale-leaseback transaction of one of our aircraft purchase commitments.  These were offset by required prepayments of principal on our government guaranteed loan totaling $58.4 million as a result of the income tax refund and a portion of the proceeds from the stock offering, our decision to pay the remaining balance due of $11.6 million on the government guaranteed loan after the required prepayments, and an increase in restricted investments totaling
$10.6 million which was largely a result of the increase in our collateral requirements to our bankcard processor associated with the increase in our air traffic liability.

Potter concluded, "The fourth quarter was a challenge as we experienced much higher fuel costs than we anticipated. Even with this additional cost, we had a significant improvement in our results compared to last year.  While we continue to see record high fuel costs as the greatest challenge for Frontier and the industry, the ongoing depressed fare environment is equally as challenging. Further reducing our unit costs, which is our primary goal for the upcoming year, will allow us to continue our expansion plan, bringing low fares and the quality product our customers have come to expect, to both new and existing Frontier cities across North America."

"Although our bookings are strong for the summer and we are seeing further reductions in our unit costs, excluding fuel, the fuel price increases we've seen just since the end of the March quarter, as well as a continued weak yield environment, have led us to believe that we will most likely report a loss in the upcoming June quarter."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on May 28, 2004 at 9:00 a.m. Mountain Standard Time. The call is available via the World
Wide Web on the airline's Web site at www.frontierairlines.com or using the following
URL:  http://www.vcall.com/CEPage.asp?ID=88275.

Currently in its tenth year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport with a fleet of 42 aircraft and employing approximately 4,300 aviation professionals. Frontier, in conjunction with
Frontier JetExpress operated by Horizon Air, operates routes linking our Denver hub to
42 destinations in 23 states spanning the nation from coast-to-coast and to five cities in Mexico. Frontier's maintenance and engineering department has received the Federal
Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for five consecutive years. In August
2003, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at www.frontierairlines.com.

Legal Notice Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private
Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, demand or other factors; continuing adverse effects of high fuel costs; increased prices for fuel and the inability to recover these higher fuel costs in airfares; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry especially as it relates to war status risk insurance; the stability of the U.S. economy and the economic environment of the airline industry; and other factors detailed in the Company's public filings with the Securities and Exchange Commission.  Any forward-looking statement is qualified by reference to these risks and factors.  These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's
Form 10-K for its fiscal year ended March 31, 2003, the Company's Form 10-Q for the quarter ended December 31, 2003 and the Company's Form 8-K filed September 19, 2003.  The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, www.frontierairlines.com.

                    -Financial Tables To Follow-

                          FRONTIER AIRLINES, INC.
                       SELECTED BALANCE SHEET DATA
                              (In Thousands)
                                (unaudited)

                                           Year Ended March 31,
                                           2004          2003

Balance Sheet Data:

Cash and cash equivalents                 $190,609     $104,880
Current assets                             269,733      191,291
Total assets                               769,706      588,315
Current liabilities                        182,685      130,519
Long-term debt                             281,131      261,739
Total liabilities                          511,764      429,348
Stockholders' equity (deficit)             257,942      158,967
Working capital (deficit)                   87,048       60,772

                          FRONTIER AIRLINES, INC.
                         STATEMENTS OF OPERATIONS

                                      Three Months Ended           Twelve Months Ended
                                 March 31,        March 31,     March 31,        March 31,
                                   2004             2003          2004            2003

Revenues:
    Passenger-mainline        $ 157,259,435   $ 116,433,810   $615,389,565   $ 460,187,753
    Passenger-regional partner   11,191,338           -         11,191,338           -
    Cargo                         1,982,727       1,257,563      8,077,106       5,557,153
    Other                         1,698,605         824,323      9,021,133       4,191,009

       Total revenues           172,132,105     118,515,696    643,679,142     469,935,915

Operating expenses:

    Flight operations            29,837,566      22,854,753    105,255,438      85,674,568
    Aircraft fuel expense        32,874,455      25,625,826    108,862,582      86,063,581
    Aircraft lease expense       17,701,998      17,769,464     70,061,270      70,239,038
    Aircraft and traffic
      servicing                  30,676,751      23,384,656    110,377,894      86,447,925
    Maintenance                  21,681,578      22,272,389     74,003,778      75,559,243
    Promotion and sales          17,009,572      13,142,686     65,322,259      53,031,888
    General and administrative    8,469,400       6,679,480     36,750,152      26,060,812
    Regional partner expense     14,634,258           -         14,634,258           -
    Depreciation and
      amortization                6,366,756       5,159,834     23,719,743      17,649,815

       Total operating expenses 179,252,334     136,889,088    608,987,374     500,726,870

       Operating income (loss)   (7,120,229)    (18,373,392)    34,691,768     (30,790,955)

Nonoperating income (expense):

    Interest income                 546,013         359,628      2,074,050       1,882,691
    Interest expense             (2,896,370)     (2,892,462)   (13,961,074)     (8,041,412)
    Emergency Wartime Supplemental
     Appropriations Act compensation  -               -         15,024,188           -
    Early extinquishment of debt      -               -         (9,815,517)     (1,774,311)
    Aircraft lease termination        -               -         (5,371,799)          -
    Loss on sale-leaseback of
     aircraft                         -               -         (1,323,094)          -
    Unrealized derivative loss        -            (132,282)         -            (132,282)
    Other, net                       31,087          25,425       (861,026)       (652,897)

       Total nonoperating income
         (expense), net          (2,319,270)     (2,639,691)   (14,234,272)     (8,718,211)

Income (loss) before income tax expense
    (benefit) and cumulative effect of
    change in method of
    accounting for maintenance   (9,439,499)    (21,013,083)    20,457,496     (39,509,166)

Income tax expense (benefit)     (3,687,357)     (8,054,031)     7,822,361     (14,655,366)

Income (loss) before cumulative
  effect of change in accounting
  principle                      (5,752,142)    (12,959,052)    12,635,135     (24,853,800)

Cumulative effect of change in
  method of accounting for
  maintenance                         -               -              -           2,010,672
Net income (loss)              $ (5,752,142) $  (12,959,052)    12,635,135     (22,843,128)
(continued)

FRONTIER AIRLINES, INC.
Statements of Operations, continued
For the Years Ended March 31, 2004 and 2003

                                      Three Months Ended                Twelve Months Ended
                                   March 31,        March 31,         March 31,        March 31,
                                     2004             2003             2004              2003

Earnings (loss) per share:
  Basic:
    Income before cumulative
      effect of change in
      accounting principle       $    (0.16)    $     (0.44)        $     0.39       $     (0.84)
    Cumulative effect of change
      in accounting principle            -               -                  -               0.07

    Net earnings (loss)          $    (0.16)    $     (0.44)        $     0.39       $     (0.77)
                                =================================================================

  Diluted:
    Income before cumulative effect of
      change in accounting principle  (0.16)          (0.44)              0.36             (0.84)
    Cumulative effect of change in
      accounting principle               -               -                  -               0.07

    Net earnings (loss)               (0.16)          (0.44)              0.36             (0.77)
                                =================================================================

Weighted average shares of
  common stock outstanding

            Basic                 35,455,016      29,663,717        32,732,567        29,619,742
                                =================================================================

            Diluted               35,455,016      29,663,717        35,276,416        29,619,742
                                =================================================================

                                     FRONTIER AIRLINES, INC.
                                COMPARATIVE OPERATING STATISTICS
                                               Three Months Ended March         Year Ended March 31,
                                                 2004           2003            2004          2003
Selected Operating Data:
Passenger revenue (000s)
        Mainline                                 157,259     116,434          615,390      460,188
        Regional Partner  (5)                     11,191         -             11,191          -
        System Combined                          168,450     116,434          626,581      460,188
Revenue passengers carried (000s)
        Mainline                                   1,442       1,011            5,569        3,926
        Regional Partner  (5)                        115         -                115          -
        System Combined                            1,557       1,011            5,684        3,926
Revenue passenger miles (RPMs) (000s) (2)
        Mainline                               1,360,107     910,331        5,120,587    3,599,553
        Regional Partner (5)                      75,974         -             75,974          -
        System Combined                        1,436,081     910,331        5,196,561    3,599,553
Available seat miles (ASMs) (000s) (3)
        Mainline                               1,941,542   1,559,345        7,153,740    6,013,261
        Regional Partner                         111,144         -            111,144          -
        System Combined                        2,052,686   1,559,345        7,264,884    6,013,261
Passenger load factor (4)
        Mainline                                   70.1%       58.4%            71.6%        59.9%
        Regional Partner (5)                       68.4%         -              68.4%          -
        System Combined                            70.0%       58.4%            71.5%        59.9%
Mainline Break-even load factor (1) (4)            72.7%       68.9%            68.8%        65.0%
Mainline block hours                              39,127      31,271          142,466      120,297
Mainline departures                               16,398      13,792           61,812       53,081
Mainline average seats per departure                 131         133              132          132
Mainline average stage length                        904         850              877          858
Mainline average length of haul                      943         900              919          917
Mainline average daily block hour utilization       11.1         9.7             10.4         9.8
Yield per RPM (cents) (2)
        Mainline                                   11.53       12.76            11.96        12.74
        Regional Partner (5)                       14.73         -              14.73          -
        System Combined                            11.69       12.76            12.01        12.74
Total yield per RPM (cents) (2) (3)
        Mainline                                   11.83       13.02            12.35        13.06
        Regional Partner (5)                       14.73         -              14.73          -
        System Combined                            11.99       13.02            12.39        13.06
Yield per ASM (cents)
        Mainline                                    8.07        7.45             8.56         7.63
        Regional Partner (5)                       10.07         -              10.07          -
        System Combined                             8.18        7.45             8.59         7.63
Total yield per ASM (cents) (2) (3)
        Mainline                                    8.29        7.60             8.84         7.81
        Regional Partner (5)                       10.07         -              10.07          -
        System Combined                             8.39        7.60             8.86         7.81
Cost per ASM (cents)
        Mainline                                    8.48        8.78             8.31         8.33
        Regional Partner (5)                       13.17         -              13.17          -
        System Combined                             8.73        8.78             8.38         8.33
Mainline Expense per ASM excluding fuel (cents) (4) 6.79        7.14             6.79         6.90
Mainline average fare                             $  102      $  108           $  104      $   109
Mainline average aircraft in service                38.6        35.8             37.3         33.8
Mainline aircraft in service at end of year         38.0        36.0             38.0         36.0
Mainline average age of aircraft in service at
   end of year                                       3.9         7.4              3.9          7.4

(1)      "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.  The break-even load factor for the three months ended March 31,
         2003 includes special items net of profit-sharing for the write-off of Boeing spare parts of $2.8 million and charges of $1.1 million in flight crew training expenses related to the start-up of the Company's new Frontier JetEpxress regional jet
         relationship with Horizon Air.   The break-even load factor for the three months
         ended March 31, 2003 includes a write-down of the carrying values of the Boeing
         aircraft parts totaling $2.5 million.   The break-even load factor for the year
         ended March 31, 2004 includes the following special items net of profit-sharing:
         $13.8 million of compensation received under the Appropriations Act, offset by the write-off of deferred loan costs of $9.7 million associated with the prepayment of all of the government guaranteed loan; a charge for Boeing aircraft and facility lease exit costs of $4.9 million; a loss of $1.7 million on the sale of one Airbus aircraft in a sale-leaseback transaction and from the sale of a spare engine; a write down of $3.4 million of the carrying value of Boeing spare parts; and Horizon start-up
         costs of $1.1.   The break-even load factor for the year ended March 31, 2003 includes special items of the cost associated with the early extinguishment of debt totaling
         $1.8 and a write-down of the carrying values of the Boeing aircraft spare parts totaling $2.5.
(2)      "Yield per RPM" is determined by dividing passenger revenues (excluding charter revenue)
         by revenue passenger miles.
(3)      For purposes of these yield calculations, charter revenue is excluded from passenger revenue.  These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission.  We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs.  Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue.  Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP.  The calculation of passenger revenue excluding charter revenue is as follows:

                                                  Three Months Ended March         Year Ended March 31,
                                                     2004           2003            2004          2003

Passenger revenues - mainline, as reported          157,259       116,434         615,390       460,188
   Less: charter revenue                                506           266           2,724         1,515
Passenger revenues - mainline excluding charter     156,753       116,168         612,666       458,673
   Add:  Passenger revenues - regional partner       11,191          -             11,191          -
Passenger revenues, system combined              $  167,944     $ 116,168       $ 623,857     $ 458,673

(4)      This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission.  We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations.  Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense.  However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.
5)       In September 2003, we signed a 12-year agreement with Horizon Air Industries, Inc. ("Horizon"), under which Horizon will operate up to nine 70-seat CRJ 700 aircraft under our Frontier
         JetExpress brand.  The service began on January 1, 2004 and replaced our codeshare with
         Mesa Airlines which terminated in December 2003.  Thus, in accordance with Emerging Issues
         Task Force No. 01-08, "Determining Whether an Arrangement Contains a Lease" ("EITF 01-08"),
         we have concluded that the Horizon agreement contains leases as the agreement conveys the right to use a specific number and specific type of aircraft over a stated period of time.
         Therefore, we began recording revenues and expenses related to the Horizon Agreement as gross, as opposed to net upon inception of service.  Historically, we recorded JetExpress revenues reduced by related expenses net in other revenues.  Mesa operations from April 1, 2003 to
         December 31, 2003 are not included in regional partner statistics as the Mesa arrangement was effective prior to May 28, 2003.

         Amounts included in other revenues for Mesa for the years ended March 31, 2004 and 2003 were as follows:

                                                        Year Ended March 31
           (in thousands)                                2004          2003
           Mesa Revenues                          $    25,155      $  1,608
           Mesa Expenses                              (23,293)       (2,314)
           Net amount in passenger revenues       $     1,862      $   (706)

         A reconciliation of Mesa's revenue passenger miles (RPMs) and available seat miles (ASMs)
         for the years ended March 31, 2004 and 2003 are as follows:

                                                        Year Ended March 31
                                                         2004         2003
           (in thousands)
           Mesa Revenue Passenger Miles (RPMs) (000s)  148,163      11,004
           Mesa Available Seat Miles (ASMs) (000s)     174,435      17,759